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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                       WESTINGHOUSE AIR BRAKE CO. NEW
                   --------------------------------------
                              (Name of Issuer)

                                COMMON STOCK
                     ----------------------------------
                       (Title of Class of Securities)

                                  960386100
                     ----------------------------------
                               (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)




   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of 2 Pages
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CUSIP No. 960386100                  13G                  Page  2  of  2  Pages
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 (1) Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     U.S. TRUST COMPANY OF CALIFORNIA, N.A.
     WESTINGHOUSE AIR BRAKE CO. EMPLOYEE STOCK OWNERSHIP PLAN & TRUST TAX ID # 25-1615902

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 (2) Check the Appropriate Box if a Member of a Group*
                                                               (a)  / /
                                                               (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

     515 S. FLOWER STREET, SUITE 2800
     LOS ANGELES, CA 90071

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Number of Shares              (5) Sole Voting Power
 Beneficially
 Owned by                               9,149,280
 Each Reporting              --------------------------------------------------
 Person With                  (6) Shared Voting Power

                                          181,421
                             --------------------------------------------------
                              (7) Sole Dispositive Power

                                        9,330,701
                             --------------------------------------------------
                              (8) Shared Dispositive Power

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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

                9,330,701

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(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

                    / /
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(11) Percent of Class Represented by Amount in Row 9

                   25%
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(12) Type of Reporting Person*

                 E.P.
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                    *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 2 pages